                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                   FORM 15


Certification and Notice of Termination of Registration under Section 12(g) of the Securities and Exchange Act of 1934 or Suspension of Duty to File Reports
      Under Sections 13 and 15(d) of the Securities Exchange Act of 1934


                        COMMISSION FILE NUMBER 1-7936


                  NATIONAL CONVENIENCE STORES INCORPORATED
           (Exact name of registrant as specified in its charter)


                               100 WAUGH DRIVE
                          HOUSTON, TEXAS 77007-5827
                               (713) 863-2200
        (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                       PREFERRED STOCK PURCHASE RIGHTS
          (Title of each class of securities covered by this Form)


                                   WARRANTS
        (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)       [X]            Rule 12h-3(b)(1)(i)      [X]
        Rule 12g-4(a)(1)(ii)      [ ]            Rule 12h-3(b)(1)(ii)     [ ]
        Rule 12g-4(a)(2)(i)       [ ]            Rule 12h-3(b)(2)(i)      [ ]
        Rule 12g-4(a)(2)(ii)      [ ]            Rule 12h-3(b)(2)(ii)     [ ]
                                                 Rule 15d-6               [ ]

  Number of holders of record as of the certification or notice date: none (0)


                                   Signature

         Pursuant to the requirements of the Securities Exchange Act of 1934, National Convenience Stores Incorporated has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  January 5, 1996                        NATIONAL CONVENIENCE STORES
                                              INCORPORATED



                                              By:      /s/ A.W. O'DONNELL
                                                  ----------------------------
                                                  A.W. O'Donnell, Chairman and
                                                  Chief Executive Officer